Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Royale Energy, Inc. of our report dated March 31, 2017, relating to the financial statements, appearing in the Annual Report on Form 10-K of Royale Energy, Inc. for the year ended December 31, 2016 and incorporated by reference in Registration Statement on Form S-3.

SingerLewak LLP
Los Angeles, California
March 31, 2017